Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Completes Purchase of 180,000 Sq. Ft. Facility

CENTRAL ISLIP, N.Y., (Business Wire) – December 6, 2017 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials announced today that it has completed the purchase of the Company’s planned additional facility, located at 555 North Research Place, Central Islip, NY. This new facility will be the primary manufacturing center for the Company’s wholly owned subsidiary, CVD Materials Corporation.

Leonard A. Rosenbaum, President and Chief Executive Officer stated, “With the completion of this purchase we now have the manufacturing space to accelerate our capabilities of providing materials, coatings, and surface treatments to meet our customers’ needs. We look forward to the expansion of our carbon composites and electronic material, Tantaline®, and newly acquired MesoScribe™, product lines. We also anticipate future growth, both organically and by possible future acquisitions. With the purchase behind us, we are now focusing on bringing the new facility on-line and for additional growth opportunities enabled by this additional 180,000 square foot facility.”

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. Its wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about CVD Equipment Corporation please contact:

Gina Franco

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com

Page 1 of 1